                                                                     EXHIBIT 2.2










                            ASSET PURCHASE AGREEMENT


                     DATED AS OF THE 24TH DAY OF MARCH 2003

                                       BY

                                       AND

                                      AMONG

                          SRS CALIFORNIA OPERATIONS LLC


                                       AND


                       NOBLE LOGISTIC SERVICES, INC. (CA)


                       NOBLE LOGISTIC SERVICES, INC. (MI)


                                       AND


                            NOBLE INTERNATIONAL, LTD.



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                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made as of the 21st day of March, 2003 ("Effective Date") by and among SRS CALIFORNIA OPERATIONS, LLC, a Delaware limited liability company ("Buyer"), NOBLE LOGISTIC SERVICES INC., a California corporation ("NLSI"), NOBLE LOGISTIC SERVICES, INC., a Michigan corporation ("Owner") and NOBLE INTERNATIONAL, LTD. a Delaware corporation ("Parent"). NLSI is collectively referred to herein as the Company.

         WHEREAS, Buyer has agreed to purchase and the Company has agreed to sell substantially all of the assets of NLSI under the terms and conditions of this Agreement.

         WHEREAS, NLSI is a subsidiary of Owner, and NLSI has no subsidiaries.

         WHEREAS, Owner owns all of the outstanding stock of Noble Logistic Services Holdings, Inc., a Texas corporation ("NLS-TX").

         WHEREAS Parent owns all of the outstanding stock of Owner;

         WHEREAS, NLS-TX and its subsidiaries are engaged in substantially the same business as the Company;

         WHEREAS, Buyer has expressed an interest in acquiring all of the stock of NLS-TX contemporaneously herewith (the "Companion Acquisition");

         WHEREAS, Owner, Company and Parent have deemed it advisable to enter into this Agreement;

         WHEREAS, Buyer has deemed it advisable to enter into this Agreement;

         WHEREAS, capitalized terms used but not defined in the context of the
Section in which such terms first appear shall have the meaning set forth in
SECTION 9.13; and

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants contained herein, the parties hereto, intending to be legally bound, agree as follows:


                                   ARTICLE I.
                                PURCHASE AND SALE

         Section 1.1. The Purchase. Upon the terms and subject to the conditions of this Agreement, at Closing (as defined below), Company shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Company, free and clear of any Liens (except as provided herein), all of Company's right, title and interest in and to all personal property and assets of the Company, tangible and intangible, including, without limitation in each case the following (but excluding the Excluded Assets as defined under SECTION 1.2):



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                  (a) all Tangible Personal Property;

                  (b) all Inventories;

                  (c) all Accounts Receivable;

                  (d) all Company contracts set forth on Exhibit 1.1(d) hereof (the "Company Contracts"), including all customer contracts and all outstanding offers or solicitations made by or to Company to enter into any Contract;

                  (e) all permits from Governmental Entities relating to the business of the Company and all pending applications therefor or renewals thereof, in each case to the extent transferable to Buyer;

                  (f) all data and records related to the business of the Company, including client and customer lists and records, referral sources, sales reports, service and warranty records, operating guides and manuals, financial and accounting records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and records;

                  (g) all of the intangible rights and property of Company used in connection with or otherwise relating to the Business, including (i) owned or licensed Intellectual Property Rights (but excluding all Noble Intellectual Property), (ii) the Company's Owner's and Parent's rights to enforce non-competition and confidentiality agreements in favor of the Company relating to the logistics business, (iii) all assumed names registered by the Company, and (iv) the domain name "NobleLogistics.com".

                  (h) all rights of Company relating to deposits and prepaid expenses of the Company, claims for refunds and rights to offset in respect thereof that are not excluded under SECTION 1.2; and

                  (i) all other assets owned by the Company, except for the Excluded Assets.

         All of the property and assets to be transferred to Buyer hereunder are herein referred to collectively as the "Assets."


                  Section 1.2. Excluded Assets. Notwithstanding anything to the contrary contained in SECTION 1.1 or elsewhere in this Agreement, the following assets of Company (collectively, the "Excluded Assets") are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Company after the Closing:

                  (a) all cash;

                  (b) the accounts receivable set forth on Exhibit 1.2(b) and the Invoiced Receivables (collectively, the "Excluded Accounts Receivable");


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                  (c) all insurance policies and rights thereunder (other than deposits, prepaid premiums, the right to be defended under such policies as provided herein, and the proceeds reasonably related to Assets);

                  (d) all personnel records and other records that Company is required by any Law to retain in its possession (provided that Company will make available such records in accordance with the terms of this Agreement if permitted by applicable Laws);

                  (e) all claims for refund of federal, state, local or foreign income and franchise Taxes and other governmental charges of whatever nature attributable to periods prior to Closing;

                  (f) all rights in connection with and assets of the Company Benefit Plans;

                  (g) all rights of Company under this Agreement and any instruments of conveyance or assumption executed and delivered in connection herewith;

                  (h) claims and causes of action against third parties set forth on Schedule 1.2(h) hereto, arising or attributable to periods prior to the Closing Date;

                  (i) any account receivable between the Company and any Affiliate;

                  (j) the Company's corporate records, minute books, stock books, records pertaining solely to the corporate organization of the Company, tax records and checkbooks; and

                  (k) pre-paid premiums, adjustments and refunds owing to the Company with regard to workers compensation premiums.

         Section 1.3. Purchase Price. The purchase price (the "Purchase Price") for the Assets shall be Three Million Dollars ($3,000,000), plus additional consideration set forth below, and shall be payable as follows:

                  (a) Five Hundred Thousand Dollars ($500,000) in cash, payable to the Company by federal wire transfer on the date of Closing in accordance with such instructions as the Company may provide to the Buyer prior to or at the Closing; and

                  (b) Delivery of a promissory note (the "Note") in the principal sum of Two Million Five Hundred Thousand Dollars ($2,500,000), substantially in the form of Exhibit 1.3(b)(1) secured by, among other things, all of the Assets and all other assets of Buyer, which Note and liens shall be subordinate to any lender that provides financing to Buyer for this transaction in an amount not to exceed $2,750,000; plus




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                  (c) Delivery of:

                           (1) A promissory note (the "Receivable Note") in an amount equal to the Company's accounts receivable that were actually invoiced by NLSI or Owner prior to March 16, 2003 (the "Invoiced Receivables") minus $70,000. The Receivable Note shall not bear interest and shall be payable on the following schedule:

                           (i) On April 15, 2003, 25% of the principal amount of the Receivable Note;

                           (ii) On April 30, 2003, 25% of the principal amount of the Receivable Note;

                           (iii) On June 30, 2003, 33% of the principal amount of the Receivable Note;

                           (iv) On July 31, 2003, 17% of the principal amount of the Receivable Note;

                  After the above payments, the Receivable Note shall terminate;

                           (2) A promissory note (the "Accrued Revenue Note") in an amount equal to the sum of the Company's accounts receivable that were actually invoiced by NLSI or Owner between and including March 16, 2003 and March 24, 2003 and the Company's Estimated Accrued Revenue. The "Estimated Accrued Revenue" means all accounts receivable and revenue of the Company accrued but not invoiced as of 5:00 p.m. Pacific Standard Time on March 24, 2003, less the estimated amount of the accrued but unpaid hourly and salaried employee salary, employee driver salary, wages and driver independent contractor payables (which shall include all Company and employee payroll related taxes, including, but not limited to, FICA and FUTA withholding, Medicare withholding, state employment tax and payroll related workers' compensation expense) collectively "Total Payroll" owed by the Company as of 5:00 p.m. Pacific Standard Time on March 24, 2003 (the "Estimated Accrued Payroll"), all as estimated by the Parties at Closing using their Best Efforts. The Estimated Accrued Payroll and will include only accrued and unpaid amounts of employees and driver independent contractor payables through the Closing Date whose pay cycle ends after Closing. Company will provide for cash funding for Total Payroll for pay periods beginning and ending prior to or on Closing. At Closing, the Parties shall use their Best Efforts to calculate the Estimated Accrued Payroll. The Accrued Revenue Note shall be payable according to the same payment schedule as the Receivable Note and shall not bear interest.

                  (d) Adjustment. The Accrued Revenue Note and, if necessary, the Receivable Note may be adjusted by the Parties as follows:

                           (1) Within five business days following the Closing Date, the Parties shall use their Best Efforts to agree on the actual amount of accounts receivable of the





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         Company accrued but not invoiced as of 5:00 p.m. Pacific Standard Time on March 24, 2003 (the "Actual Accrued Revenue"). If the Actual Accrued Revenue exceeds the Estimated Accrued Revenue, the principal amount of the Accrued Revenue Note shall be increased to the extent of such difference. If the Actual Accrued Revenue is less than the Estimated Accrued Revenue, the principal amount of the Accrued Revenue Note shall be decreased to the extent of such difference. If the amount of any decrease of the Accrued Revenue Note is equal to or greater than the principal amount of the Accrued Revenue Note estimated as of Closing, the principal amount of the Accrued Revenue Note shall be reduced to zero, the Accrued Revenue Note shall be cancelled, and the remainder of the requisite adjustment amount shall be deducted from the principal amount of the Receivable Note.

                           (2) Within five business days following the Closing Date, the Parties shall use their Best Efforts to agree on the actual amount of the payroll expenses described in SECTION 1.3(c)(2) (the "Actual Payroll"). If the Actual Payroll exceeds the Estimated Payroll, the principal amount of the Accrued Revenue Note, or, if the Accrued Revenue Note has been cancelled pursuant to SECTION 1.3(D)(1), the Receivable Note, shall be decreased to the extent of such difference. If the Actual Payroll is less than the Estimated Payroll, the principal amount of the Accrued Revenue Note, or if the Accrued Revenue Note has been cancelled pursuant to SECTION 1.3(d)(1), the Receivable Note, shall be increased to the extent of such difference. If the amount of any decrease in the principal amount of the Accrued Revenue Note is equal to or greater than the principal amount of the Accrued Revenue Note executed at Closing (as adjusted pursuant to SECTION 1.3(d)(1)), the principal of the Accrued Revenue Note shall be reduced to zero and the Accrued Revenue Note shall be cancelled and the remainder of the requisite adjustment shall be deducted from the principal amount of the Receivable Note.

                           (3) After completion of the adjustments described in SECTIONS 1.3(d)(1) and (2), within five business days following the Closing Date, the Buyer and the Owner shall execute an Amended and Restated Receivables Note and an Amended and Restated Accrued Revenue
         Note if and to the extent the principal amounts of such notes have changed according to the adjustment process described herein.

                           (4) Buyer shall be responsible for funding the Total Payroll for periods beginning before Closing and ending after Closing.

                  (e) The adjustment for the Accrued Revenue Note and Receivable Note shall be adjusted in accordance with the sample calculations set forth on
EXHIBIT 1.3(c).


                  (f) Distribution of Actual Payroll. Buyer agrees that it shall be responsible for the distribution of Actual Payroll to the relevant recipients when due following the Closing, and the distribution of paychecks to employees of the Company for the pay period ending on March 24, 2003.




                                       5
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         Section 1.4. Assumed Liabilities. On the Closing Date, Buyer shall assume and agree to timely pay, perform and discharge only the following Liabilities of Company (the "Assumed Liabilities"):

                  (a) all Accounts Payable and all Accrued Liabilities incurred by Company in Company's ordinary course of business consistent with past practices, which would not have been paid in the Company's ordinary course of business consistent with past practices as of the Closing Date;

                  (b) any Liability to customers or suppliers of NLSI incurred by NLSI in the ordinary course of business for orders, Contracts or warranties outstanding as of the Closing Date (other than any Liability arising out of or relating to a Breach that occurred prior to the Closing Date);

                  (c) any Liability arising after the Closing Date under the Company Contracts (other than any Liability arising out of or relating to a Breach that occurred prior to the Closing Date); and

                  (d) any Liability of Company arising under the WARN Act or any other Laws relating to the failure of Buyer or its Affiliates to offer employment to employees of the Company after the Closing Date.

         Section 1.5. Closing. Closing of the transactions contemplated by this Agreement (the "Closing") shall take place no later than March 21, 2003 (the "Closing Date"). The Closing shall take place on the designated day in the office of Crady, Jewett & McCulley, L.L.P., 2727 Allen Parkway, Suite 1700, Houston, Texas 77019 or such other place as the parties may agree, and shall be effective at 5:00 p.m. Eastern Standard Time on the Closing Date. The Buyer and the Company agree that they will use their Best Efforts and negotiate in good faith to resolve any disputes between the parties related to this Agreement.

         Section 1.6. Other Deliveries on the Closing Date.

                  (a) NLSI's, Owner's and Parent's Obligations. On the Closing Date, NLSI, shall deliver to Buyer each of the following documents in form and substance reasonably satisfactory to Buyer:

                           (1) A good standing certificate for NLSI from the Comptroller of the State of California and all applicable governmental entities dated no more than five (5) days prior to Closing, if available.

                           (2) Certificate of Existence from the Secretary of State of the States of California and all applicable governmental entities for the Company dated within a reasonable period of time prior to Closing.

                           (3) A certificate of the Secretary of NLSI certifying resolutions duly adopted by NLSI's Board of Directors and Shareholders (as applicable) obtained at least


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         five (5) days prior to Closing authorizing the execution, delivery and performance of this Agreement on behalf of NLSI (as applicable).

                           (4) An agreement relating to the pursuit and settlement of claims against the former owners of ATD. The agreement will provide that Buyer will cooperate with Owner and Company in Company's settlement and defense of such claims, subject to the provisions of SECTION 5.3.

                           (5) A Bill of Sale in substantially the same form as
         Exhibit 1.6(a)(5) transferring the Assets to Buyer.

                           (6) An Assignment Agreement in substantially the same form as Exhibit 1.6(a)(6) assigning the Company Contracts to Buyer.

                           (7) Documentation evidencing that Owner, or its Affiliates, shall have completed the closing of the Companion Acquisition on or before the Closing Date.

                           (8) Such other documents and certificates as reasonably may be required by Buyer to consummate this Agreement and the transactions contemplated herein.

                  (b) Buyer's Obligations. On the Closing Date, Buyer shall deliver to the Company each of the following documents in form and substance reasonably satisfactory to Company:

                           (1) Certificate of Existence from the Secretary of State of the State of Texas.

                           (2) Intentionally Omitted.

                           (3) Certificates of the Secretary of Buyer certifying a resolution duly adopted by Buyer's sole Member obtained at least five
         (5) days before Closing authorizing the execution, delivery and performance of this Agreement on behalf of Buyer.

                           (4) An Assignment and Assumption Agreement in substantially the same form as Exhibit 1.6(b)(4) whereby Buyer shall assume and agree to timely discharge all of the Assumed Liabilities.

                           (5) Such other documents and certificates as reasonably may be required by the Company to consummate this Agreement and the transactions contemplated herein.

                           (6) Documentation evidencing that Buyer, or its Affiliates, shall have completed the closing of the Companion Acquisition on or before the Closing Date.




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                           (7) Unless an agreement is otherwise entered into
         with David Brainard, Buyer shall:

                           (i) offer an employment agreement to David Brainard
                  at his current salary (which is approximately $179,600.00) until at least December 31, 2003; and

                           (ii) not terminate Mr. Brainard prior to December 31,
                  2003, other than for cause; and

                           (iii) not constructively terminate him; and

                           (iv) offer Mr. Brainard employee benefits which are
                  equal to those provided Buyer's top management and/or owners.

         Section 1.7. Non-Compete Agreements. On the Closing Date, Buyer, Owner and Parent shall enter into a Non-Compete Agreement containing covenants duplicative of those set forth in Article 7.

         Section 1.8. Intentionally Deleted.

         Section 1.9. Exclusivity. Prior to March 21, 2003, Owner, Parent, and NLSI shall not, directly or indirectly, through any of their respective directors, officers and employees, independent contractors, consultants, counsel, accountants, investment advisors and other representatives or agents (collectively, "Representatives") or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider any proposal of any other person relating to the sale of all or any of the stock of NLSI or substantially all of NLSI's assets or businesses whether through direct purchase, merger, consolidation, or other business combination (a "Proposal"). The Buyer acknowledges that NLSI and the Owner have previously actively marketed the sale of the business and the Stock and that the receipt of and response to a Proposal shall not constitute a breach of this SECTION 1.9 if such response does no more than indicate that (a) the Proposal has been received, (b) the Owner or Company have entered into an agreement with respect to the acquisition contemplated herein or in the Companion Agreement (as applicable), and (c) the Owner or Company will not negotiate with the parties offering the Proposal at this time. Owner will promptly provide Buyer with a copy of any Proposal.

         Section 1.10. Intentionally Deleted.

         Section 1.11. Allocation. The Purchase Price shall be allocated in a manner to be mutually determined by Company and Buyer no later than sixty (60) days following the Closing Date. After the Closing, the parties shall make consistent use of the agreed upon allocation, fair market value and useful lives as determined for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code. In any Proceeding related to the determination of any Tax, neither Buyer nor Company shall contend or represent that such allocation is not a correct allocation.




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         Section 1.12. Consents. This Agreement shall not cause the assignment or assumption of any contract to be transferred hereunder which by its terms requires consent to be assigned ("Required Consent") unless such Required Consent has been obtained. Company shall use its reasonable commercial efforts to obtain (provided neither Company nor Owner shall be obligated to make any payments or incur any Liabilities in connection therewith), and Buyer agrees to use its Best Efforts to obtain (including, without limitation, the submission of reasonable financial and other information concerning Buyer and the execution and delivery of any assumption agreements or similar documents reasonably requested by a third party), all Required Consents. The Purchase Price shall not be reduced by reason of the inability to obtain any Required Consent. To the extent that any Required Consent is not obtained by Company, Company shall use reasonable commercial efforts to provide to Buyer the benefits of any affected Contract intended to be included in the Assets and to cooperate in any arrangement, reasonable and lawful as to Company and Buyer, designed to provide such benefits to Buyer, and, after the Closing, Buyer shall use reasonable commercial efforts to perform the obligations of Company arising under the Contracts or reimburse Company for the performance thereof, to the extent Buyer receives the benefits thereof. Company and Buyer shall cooperate with each other to take such actions, including entering into services agreements or similar arrangements, as are reasonably calculated to effectuate the intent of the preceding sentence. If Buyer's acts or omissions cause a default under any contract to be transferred hereunder after Required Consent has been approved or obtained, Buyer shall indemnify Company, Parent and Owner for any liability related to such breach.

         Section 1.13. Schedules. Company shall use its reasonable efforts to deliver the schedules referred to in this Agreement (the "Schedules") to the Buyer as soon as possible. Should the Schedules require updating due to circumstances or information discussed prior to the Closing, Company will update the Schedules as soon as reasonably practical after learning of any needed update. The Schedules shall be correct as of the date hereof and as of the Closing Date.

         Section 1.14. Accounting Back-Up. By 5:00 p.m. Pacific Standard Time on the Closing Date and on March 24, 2003, Owner shall cause the Company to back-up its accounting systems and store such back-up at an offsite storage location within a reasonable time thereafter. Owner shall make such back-up available to Buyer.

                                   ARTICLE II.
                    REPRESENTATIONS AND WARRANTIES OF COMPANY

         Section 2.1. Representations and Warranties of Company. Company makes the following representations and warranties to Buyer:

                  (a) Due Organization and Power. NLSI is a corporation duly organized and validly existing and in good standing under the laws of the State of California. NLSI has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as and where such is now being conducted. NLSI is duly qualified or registered to do business as a foreign corporation, and is in good standing, in each jurisdiction in which the character of the properties owned or leased by it, or the nature of its business, makes such qualification or registration necessary under applicable Law, except where the failure to be so


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qualified or registered or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect. The stock records and minute books of NLSI, which have been made available to Buyer, are materially correct and complete in all respects.

                  (b) Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Company pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors and Shareholder of each Company. No other corporate act or proceeding on the part of Company or their shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Company pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Company pursuant hereto will constitute, valid and binding agreements of Company, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors' rights generally, and by general equitable principles.

                  (c) Subsidiaries. NLSI does not own, directly or indirectly, any capital stock or other equity securities of any corporation or has any direct or indirect equity or other ownership interest in any entity.

                  (d) No Violation. Except as set forth in Schedule 2.1(d), neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Company pursuant hereto nor the consummation by Company of the transactions contemplated hereby and thereby (i) will violate any Law or any Order applicable to Company, except for such violations, the occurrence of which would not, individually or in the aggregate, have a Material Adverse Effect on Company's ability to perform its obligations hereunder, (ii) will require any authorization, consent or approval by, filing with or notice to any Government Entity, except for (A) such authorizations, consents, approvals, filings or notices, the failure of which to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on Company's ability to perform its obligations hereunder, and (B) such authorizations, consents, approvals, filings or notice requirements that become applicable solely as a result of the specific regulatory status of Buyer or any of its Affiliates, (iii) subject to obtaining the consents referred to in
Schedule 2.1(d), will violate or conflict with, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Liens upon any of the Assets under, any term or provision of the Articles of Incorporation or Bylaws of Company or of the express terms of any Contract to which Company is a party or by which Company's or any of their Assets are bound or affected, except for such violations, conflicts, defaults, terminations, accelerations or Liens that would not, individually or in the aggregate, have a Material Adverse Effect on Company's ability to perform its obligations hereunder, and (iv) will violate any agreement, note, bond, mortgage, indenture, deed of trust, license, franchise, permit concession, lease or other instrument, obligation or agreement of any kind to which the Company is now a party or by which the Company or any of its properties or assets, is, or may be, bound or affected, the violation of which would have a Material Adverse Effect on Company.

                  (e) Financial Statements. Company has delivered to Buyer complete and correct copies of the following financial statements

                           (1) the unaudited balance sheet (the "Balance Sheet") of NLSI as of December 31, 2002 (the "Balance Sheet Date") and the unaudited related statements of operations, of stockholder's equity, and of cash flows for the twelve month period ended December 31, 2002 and the one-month period ending January 31, 2003 (such balance sheets, the related statements of operations, of stockholder's equity and of cash flows and the related notes and schedules are referred to herein as the "Financial Statements"). The Balance Sheet and the Financial Statements (collectively, the "Statements") are attached as Schedule 2.1(e)(1) to this Agreement.

                           (2) The Statements are true, complete and correct and have been prepared in accordance with the books and records of NLSI, and the Balance Sheet has been prepared in accordance with GAAP consistently applied except for provisions for accrued vacation; the balance sheets in the Statements fairly present the financial position and assets of Company as of their respective dates and set forth in full and reflect all indebtedness and known Liabilities, including Taxes, of Company (whether accrued, absolute, contingent or otherwise) as of such dates; the Statements fairly present the results of operations of Company for the periods indicated and covered thereby, as of such dates was as set forth in the Statements, after full provision and reserves for all Taxes and other known Liabilities for all periods up to the dates thereof.

                  (f) Tax Matters.

                           (1) Returns. All Tax returns required to be filed by or on behalf of Company have been timely filed or will be timely filed (within the time permitted by any timely filed extension) and, when filed, were or will be complete and accurate, except for any failures to file Tax returns or any inaccuracies in filed Tax returns that would not, individually or in the aggregate, have a Material Adverse Effect. All Taxes shown as due and owing by Company on such Tax returns have been paid or adequately accrued by Company, except for any failures to pay or adequately accrue such Taxes that would not, individually or in the aggregate, have a Material Adverse Effect. Company has complied with all rules and regulations relating to the withholding of Taxes, except for any such failures to comply that would not, individually or in the aggregate, have a Material Adverse Effect.

                           (2) Audits. Except as set forth on Schedule
         2.1(f)(2), as of the date hereof, (A) there is no audit examination, deficiency or proposed adjustment pending or, to the Knowledge of Company, threatened with respect to any Taxes due and owing by Company, and (B) there are no outstanding agreements or waivers extending the statutory period of limitations for a Tax Assessment applicable to any Tax return or report of Company with respect to a taxable period for which such statute of limitations is still open.

                           (3) There is no dispute or claim concerning any Taxes of the Company either (1) claimed or raised by any authority orally or in writing, or (2) as to which the Owner, Parent or the Company have Knowledge. The Company has made available to the Buyer correct and complete copies of all Tax returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company.

                           (4) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                           (5) Affiliated Group. Schedule 2.1(f)(5) lists every year that Company was a member of an affiliated group of corporations that filed a consolidated federal income Tax return for which the statute of limitations does not bar a federal income tax assessment.

                  (g) Absence of Certain Changes. Except as set forth in
Schedule 2.1(g), since the date of the Statements, there has not been (i) any material adverse change in the financial condition or results of operations of Company, other than (A) changes resulting from developments or occurrences (including, without limitation, occurrences commonly referred to as terrorist attacks or any armed hostilities associated therewith) relating to or affecting United States or foreign economies in general or the industry of Company in general ("General Changes") and (B) changes that are the result of actions taken by Buyer prior to the Closing Date or as contemplated herein that have an effect on Company, including, without limitation, any disruptions to the business of Company as a result of the execution of this Agreement, the announcement by Buyer of its intention to acquire the Assets or the announcement by Company or Parent of Company's intention to sell the Assets and the consummation of the transactions contemplated hereby ("Transaction Changes"); (ii) any material increase in the compensation, salaries or wages payable or to become payable to any employee of Company, except in the ordinary course of business or as required under employment agreements in effect as of the date of the Statements;
(iii) any entry by Company into any employment, severance or termination agreement with any employee of Company, or any amendment thereto; (iv) any declaration, setting aside or payment of any dividend or any other distribution in respect of Company's capital stock other than cash distributions made pursuant to Owner's cash management procedures; (v) any sale, lease or other transfer or disposition of any material properties or assets of Company, except for properties and assets sold in the ordinary course of business consistent with past practice; (vi) except in the ordinary course, any material payment of any dividends or any other distributions or payments to the Parent, Owner, or Affiliated entities of Parent, other than payments to Owner and/or Parent of outstanding cash held by the Company; (vii) any accelerated payments on the inter-company obligations or Liabilities of Company; (viii) any loss of officers, directors, employees, dealers, distributors, independent contractors, customers or suppliers suffered by the Company which had or may reasonably be expected to result in a Material Adverse Effect; (ix) any material loss, damage, destruction of property or assets or other casualty to property or assets (whether or not covered by insurance) suffered by the Company.

                  (h) No Litigation. Schedule 2.1(h) sets forth, as of the date hereof, all actions, suits, arbitrations, proceedings or investigation pending or, to the Knowledge of Company, threatened against Company. There is no outstanding Order against or adversely affecting Company, or such other actions, suits, arbitrations, investigations or Orders that would, individually or in the aggregate, have a Material Adverse Effect or would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement.

                  (i) Compliance With Laws and Orders. To the Knowledge of Company, the business of Company is not being conducted in violation of any laws or orders applicable to Company, except for violations that would not, individually or in the aggregate, have a Material Adverse Effect and except as set forth in Schedule 2.1(i).

                  (j) Licenses and Permits. Company has all licenses, permits, approvals, authorizations and consents of all Government Entities required for the conduct of the business of Company as presently conducted and the operation of its Facilities (any real property, leaseholds or other interests and any buildings, plants or structures currently owned or operated by Company) as presently operated, except for failures to have such licenses, permits, approvals, authorizations or consents that would not, individually or in the aggregate, have a Material Adverse Effect. Company is in compliance with all such permits and licenses, approvals, authorizations and consents, except for such instances of noncompliance as would not, individually or in the aggregate, have a Material Adverse Effect.

                  (k) Environmental Matters. Company makes no representation or warranty in this Agreement as to any matters relating to the environment, Hazardous Substances or Environmental Laws except in this SECTION 2.1(k). Except as set forth in Schedule 2.1(k):

                           (1) To the Knowledge of Company, all of Company's operations in, on or at the Facilities comply with all applicable Environmental Laws and all permits, licenses, registrations and other authorizations required to be obtained by Company under applicable Environmental Laws to operate the Facilities as they are currently operated, except for any failures to comply with such Environmental Laws or with such permits, licenses, registrations or authorizations that would not, individually or in the aggregate, have a Material Adverse Effect;

                           (2) To the Knowledge of Company, no Hazardous Substances have been produced, sold, used, stored, transported, handled, released, discharged or disposed of at or from the Facilities by any person in a manner that violated any applicable Environmental Law, except for such violations that would not, individually or in the aggregate, have a Material Adverse Effect;

                           (3) To the Knowledge of Company, Company has not received written notice from any Government Entity that the Facilities are in violation or allegedly in violation of, do not comply with or allegedly do not comply with, or are the basis for liability or alleged liability under any applicable Environmental Law, except for such violations, noncompliance or liabilities that would not, individually or in the aggregate, have a Material Adverse Effect; and

                          (4) There are no defects in the environmental, zoning or other permits pertaining to the operation of the assets of Company, except for such defects that would not, individually or in the aggregate, have a Material Adverse Effect, and after the Closing Date, Company will not undertake, directly or indirectly, any challenges to the environmental, zoning or other permits relating to the operation of the business of Company.

                  (l) Title to Assets; Liens. Except as disclosed in Schedule 2.1(l), Company owns or leases all of the Assets free and clear of any Liens, except (i) for Liens for current Taxes and assessments not yet due and payable or being contested in good faith by appropriate proceedings, (ii) as reflected in title records relating to real property owned by Company, and (iii) for Liens that, individually or in the aggregate, do not materially detract from the value, or impair in any material manner the use, of the properties or assets subject thereto. Except for the Excluded Assets and as disclosed in Schedule 2.1(l), the Assets comprise all of the material assets and rights of Company, tangible and intangible (including Intellectual Property Rights), that Company uses in the conduct of its business as conducted on the date hereof. The Assets and the Excluded Assets are comprise substantially all of the assets used in the operation of the Company's business. Except with respect to the representations and warranties contained in this SECTION 2.1(l), Buyer is acquiring the Assets of Company AS IS, WHERE IS. PARENT, OWNER AND COMPANY DISCLAIM ALL OTHER EXPRESS OR IMPLIED WARRANTIES RELATING THERETO, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

                  (m) Material Contracts. Schedule 2.1(m) sets forth a list as of the date hereof of each of the following types of Contracts to which Company are a party (each, a "Material Contract"):

                           (1) Any Contract or oral agreement involving the performance of services or delivery of goods or materials by Company which in 2002 was of an amount or value in excess of One Hundred Thousand Dollars ($100,000);

                           (2) Any Contract involving future annual expenditures of Company in excess of One Hundred Thousand Dollars ($100,000);

                           (3) Any collective bargaining agreement or other Contract to or with any labor union or other employee representative of a group of employees;

                           (4) Any employment Contract with any employee of Company that has future liability in any year in excess of One Hundred Thousand Dollars ($100,000);

                           (5) Any Contract for future performance of services or delivery of goods or materials by the Company which term is greater than one year;

                           (6) Any joint venture or partnership Contract;

                           (7) Any Contract containing covenants that materially restrict the future business activity of Company;

                           (8) Any Contract relating to the borrowing of money in excess of Fifty Thousand Dollars ($50,000); or

                           (9) Any Contract constituting a lease, sublease, sub-sublease, prime lease or similar interest in real property under which Company is a party or holds such property.


         Company has delivered to, or made available for inspection by, Buyer a copy of each Material Contract. Except as set forth in Schedule 2.1(m), to the Knowledge of Company, each Material Contract is in full force and effect and is valid and enforceable by Company in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors' rights generally, and by general equitable principles. Except as set forth in Schedule 2.1(m), to the Knowledge of Company, Company is in compliance in all material respects with all material terms and requirements of each Material Contract.


                  (n) Employee Benefit Plans; Labor.

                           (1) Schedule 2.1(n)(1) lists each material benefit plan (within the meaning of ERISA), employment contract, stock option, stock appreciation right, phantom stock, restricted stock, severance, termination or other compensation plan, program, arrangement or understanding maintained or contributed to by Parent or Company for the benefit of Active Employees or Former Employees (the "Company Benefit Plans"). Within a reasonable time after Closing. Owner will deliver to, or make available for inspection by Buyer, a copy of each Company Benefit Plan.

                           (2) None of the Company Benefit Plans that cover current employees of Company is a "multiemployer plan" as defined in
         Section 3(37) of ERISA.

                           (3) Except as set forth on Schedule 2.1(n)(3), as of the Closing Date there are no pending grievances, labor arbitrations or other labor disputes relating to employees of Company, except for such grievances, arbitrations or other disputes that would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 2.1(n)(3), as of the date hereof, Company has not suffered any strike, picketing or work stoppage by any group of employees of Company affecting Company during the three (3) years preceding the date hereof.

                           (4) Except as set forth in Schedule 2.1(n)(4), the Company's employees are not represented by labor unions.

                  (o) Intellectual Property Rights. Schedule 2.1(o) sets forth a list, as of the Closing Date, of all United States or foreign patents, registered trademarks, registered copyrights and applications therefor, computer software (excluding office productivity software such as Microsoft Office(TM), PowerPoint(TM), etc.), trade secrets and internet domain names used by Company in, and material to, the conduct of the business of Company as presently conducted (the "Intellectual Property Rights") and the entity that owns such Intellectual Property Rights. Company owns or possesses adequate licenses or other valid rights to use all Intellectual Property Rights, and to the Knowledge of Company, the conduct of the business of Company as presently conducted does not conflict with any valid patents, trademarks, tradenames, licenses, proprietary rights or copyrights of others, except for such conflicts that would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Schedule 2.1(o), no Non-Exclusive Intellectual Property is used by Company in, or is material to, the conduct of the business of Company as presently conducted.

                  (p) No Undisclosed Liabilities. Except as set forth in
Schedule 2.1(p), and as disclosed in this Agreement, there are no Liabilities of the Company which would, individually or in the aggregate, have a Material Adverse Effect on the Company.

         Section 2.2. Brokers. Except as set forth in Schedule 2.2, neither the Company nor any of its directors, officers or employees has employed any broker, finder, or financial advisor or incurred any liability for any brokerage fee or commission, finder's fee or financial advisory fee, in connection with the transactions contemplated hereby, nor is there any basis to the Knowledge of Company for any such fee or commission to be claimed by any person or entity.

         Section 2.3. Knowledge. As used in this Agreement, (i) with regard to the Knowledge of the Company, the term "Knowledge" means: the actual, direct or personal knowledge of Owner (with a duty of inquiry only as to officers of Company); and (ii) the actual, direct or personal knowledge of any director or officer of the Company.

         Section 2.4. Opportunity to Seek Independent Counsel. Buyer acknowledges that Crady, Jewett & McCulley, LLP, has acted as counsel to Buyer and not as counsel to Owner in connection with the transactions contemplated by this Agreement.

         Section 2.5. Accounts Receivable. Schedule 2.5 sets forth the accounts receivable of the Company as of the Closing Date. Except as set forth in
Schedule 2.5(a), (i) the Company has good right, title and interest in and to all trade accounts receivable and notes receivable reflected in the Statement,
(ii) none of such Account Receivables is subject to any Lien; and (iii) all of the Account Receivables owing to the Company constitute valid and enforceable claims arising from bona fide transactions in the ordinary course of business, and there are no known material claims, refusals to pay or other rights of set-off against any thereof.

         Section 2.6. Conversion of Employees. Notwithstanding the above, Buyer acknowledges that NLSI is converting all or substantially all of their current employee drivers to independent contractors (the "Conversion"). Buyer acknowledges that the Company is utilizing a third-party provider for such Conversion. Subject to SECTION 5.1(f), Buyer further acknowledges and agrees that Owner, NLSI and Parent are making no representations or warranties regarding the Conversion or the impact of such Conversion on the Company or Buyer on or after the Closing Date.

         Section 2.7. Discussions with David Brainard. Company acknowledges that Buyer and its counsel have had contact with David Brainard, an employee of the Company, and such contact has been authorized.

                                  ARTICLE III.
                     REPRESENTATIONS AND WARRANTIES OF BUYER


         Buyer represents and warrants to the Owner and the Company as follows:


         Section 3.1. Due Organization and Power. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of Texas. Buyer has all requisite corporate power to enter into this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and to carry out the transactions contemplated hereby and thereby.

         Section 3.2. Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by its sole Member. No other corporate act or proceeding on the part of Buyer or its Member is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

         Section 3.3. No Violation. Neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto nor the consummation by Buyer of the transactions contemplated hereby and thereby (i) will violate any law or any order applicable to Buyer, except for such violations, the occurrence of which would not, individually or in the aggregate, have a Material Adverse Effect on Buyer's ability to perform its obligations hereunder, (ii) will require any authorization, consent or approval by, filing with or notice to any Government Entity, except for (A) the applicable requirements of the HSR Act and (B) such authorizations, consents, approvals, filings or notices, the failure of which to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on Buyer's ability to perform its obligations hereunder, or (iii) will violate or conflict with, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, any term or provision of the charter or Regulations of Buyer or of the express terms of any Contract to which Buyer is a party or by which Buyer or any of its assets or properties may be bound or affected, except for such violations, conflicts, defaults, terminations or accelerations that would not, individually or in the aggregate, have a Material Adverse Effect on Buyer's ability to perform its obligations hereunder.

         Section 3.4. Litigation. As of the date hereof, there is no action, suit, arbitration, proceeding or investigation pending or, to the Knowledge of Buyer, threatened (in a reasonably serious manner and in writing) against Buyer, and there is no outstanding order against or affecting Buyer, in each case, that, individually or in the aggregate, would be reasonably expected to have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement.

         Section 3.5. Fees. Neither Buyer nor any of its affiliates has paid or become obligated to pay any fees or commissions to any broker or finder in connection with the transactions provided for herein or in connection with the negotiation thereof.

         Section 3.6. Financing. Buyer has immediately available funds, or an irrevocable financing commitment to obtain immediately available funds, for purposes of paying the amounts set forth in SECTION 1.3(a) at Closing. Buyer has obtained or will obtain prior to the Closing Date all approvals, consents, authorizations, guarantees, pledges, certificates and other documents, and has completed or will complete prior to the Closing Date all action, necessary to enable Buyer to consummate the transactions contemplated by this Agreement, including, without limitation, the payment of the amounts set forth in SECTION 1.3(a) at Closing.

                                   ARTICLE IV.
                         CONDITIONS PRECEDENT TO CLOSING

         Section 4.1. Conditions to Obligations of Company on the Closing Date. This Agreement and the obligations of Company to consummate the transactions to be consummated on the Closing Date shall be subject to the satisfaction of or waiver by them in writing of the following conditions at or prior to the Closing
Date:

                  (a) Deliveries. Buyer shall have delivered to the Company each of the documents specified in SECTION 1.6 hereof, made the payments, and delivered the documents specified in SECTION 1.3 hereof.

                  (b) Litigation. No action or proceeding shall have been instituted or threatened by third parties against the Owner, Company, or Buyer to restrain or prohibit or to obtain damages in respect of the transactions contemplated by this Agreement.

                  (c) Representations and Warranties. All representations and warranties of Buyer are true and correct as of the Closing Date (except to the extent that any such representation and warranty relates by its express terms solely to a prior date).

                  (d) Transition Services Agreement. A transition services agreement in a form to be agreed upon by Buyer and Owner prior to Closing.

                  (e) Security Agreements and Pledge Agreement. Security Agreements and a Pledge Agreement securing the payment obligations of Buyer under the Note, the Receivable Note and the Accrued Revenue Note in a form mutually agreeable to Buyer and Company prior to Closing.

         Section 4.2. Conditions to Obligations of Buyer on the Closing Date. This Agreement and the obligations of Buyer to consummate the transaction to be consummated on the Closing Date shall be subject to the satisfaction of or waiver by Buyer in writing of the following conditions at or prior to the Closing Date:

                  (a) Deliveries. Company, Owner and/or the Parent, shall have delivered to Buyer each of the documents specified in SECTION 1.6 hereof.

                  (b) Litigation. No action or proceeding shall have been instituted or threatened by third parties against the Parent, Owner, Company or Buyer to restrain or prohibit or to obtain damages in respect of the transactions contemplated by this Agreement.

                  (c) Third Party Consents. Subject to SECTION 1.12, Company shall have obtained and delivered to Buyer, on or prior to the Closing Date, such consents and approvals of third parties as may be required for the consummation of the transactions contemplated herein.

                  (d) Due Diligence Satisfaction. Buyer shall have completed its due diligence investigation to its complete satisfaction, which shall have been completed on or before March 21, 2003.

                  (e) No Adverse Changes. There shall not have been any Material Adverse Change in the business, financial condition, prospects, assets and operations of the Company since December 31, 2002 other than the Company's ongoing conversion of employees to independent contractors.

                  (f) Representations and Warranties. All representations and warranties of the Company are true and correct as of the Closing Date (except to the extent that any such representation and warranty relates by its express terms solely to a prior date).

                  (g) Transition Services Agreement. The Transition Services Agreement is duly executed by Parent and Owner.

                  (h) Subordination Agreement. A Subordination Agreement on terms and conditions satisfactory to Company and executed by Company providing that the Note will be subordinate to any lender which provides financing to the Buyer in an amount not to exceed Two Million Seven Hundred Fifty and 00/100 ($2,750,000.00) Dollars.

         Section 4.3. Acknowledgement and Waiver. Notwithstanding anything to the contrary contained in this Article 4 or otherwise in this Agreement:

                  (a) Buyer acknowledges that throughout the period prior to and up to the Closing, the Company and Owner have afforded to Buyer and its directors, officers, employees, counsel, accountants, investment advisors and other authorized representatives and agents access to the facilities, properties and the books and records of the Company. Buyer acknowledges and agrees that it is satisfied with the materials which it has been provided.

                  (b) Buyer, the Company, Owner and Parent acknowledge and agree that, by entering into this Agreement: (i) each is expressly waiving (A) all conditions precedent required to be satisfied prior to or upon Closing; (B) all deliveries required to be made prior to or upon Closing; and (C) any other action required to be taken prior to or upon Closing (the "Pre-Closing Conditions") which have not been satisfied, made or taken as of the Closing Date, (ii) the failure by any party to satisfy the Pre-Closing Conditions does not and shall not constitute a breach of this Agreement; and (iii) the parties shall have no obligation following the Closing to perform any of the Pre-Closing Conditions other than as set forth in a Post-Closing Undertakings Agreement to be executed by the parties at the Closing.

                                   ARTICLE V.
                                 INDEMNIFICATION

         Section 5.1. Indemnification by the Company, Owner and Parent. Subject to the limitation contained in SECTION 5.4 hereof, the Company, Owner and Parent, jointly and severally, covenant and agree to indemnify, defend, protect and hold harmless Buyer and its officers, manager, members and any legal entity created by Buyer for the purpose of carrying out a portion of the business transferred to Buyer pursuant to this Agreement (the "Affiliated Entities"), after the date of Closing, from and against any and all direct, actual and economic losses, payments, claims, damages, liabilities, obligations, penalties, judgments (including but not limited to, any supersedes or similar bond after a judgment is entered into against any of the above parties), awards, costs, expenses (including reasonable attorney's fees and surety bonds), interest, disbursements and any amounts due (including in settlement) as a result of any and all actions, suits, proceedings, demands, assessments, adjustments and investigations (collectively "Losses") incurred by Buyer and/or its officers, managers, Affiliated Entities (provided the indemnity shall not extend to liabilities attributable to the creation or organization of the Affiliated Entities) or members as a result of or arising from any of the following ("Company Indemnifiable Claims"):

                  (a) Representations and Warranties. Any breach or inaccuracy of any representations or warranties (excluding breaches or inaccuracies of SECTIONS 2.1(h) OR 2.1(m) set forth herein or in this Agreement including any Schedules, certificates or exhibits delivered in connection herewith.

                  (b) Covenants. Any breach or nonfulfillment of any covenant or agreement on the part of any of Company, Parent or the Owner under this Agreement, except as waived in SECTION 4.3(b) herein by Buyer.

                  (c) Taxes. Any breach or inaccuracy of any representations or warranties contained in SECTION 2.1(f) set forth herein or in this Agreement including any Schedules, certificates or exhibits delivered in connection herewith.

                  (d) Environmental Matters. Any breach or inaccuracy of any representation or warranties contained in SECTION 2.1(k) of the Company set forth herein or in this Agreement including any Schedules, certificates or exhibits delivered in connection herewith.

                  (e) Litigation. Any and all adverse consequences and Losses arising out of or based upon or related in any way to any current claims and litigation (including any future claims or counterclaims made in any current litigation) as set forth in SECTION 2.1(h), including any Schedules, certificates or exhibits delivered in connection herewith and further including the failure to list any current claims and litigation in Schedule 2.1(h), or the enforcement of any non-competition agreements for the benefit of Company.

                  (f) Conversion. Any and all adverse consequences, Liabilities or losses arising out of or based upon or related in any way to the Conversion of any employee prior to the Closing Date, provided that, neither Company, Owner nor Parent shall have any liability or obligation to indemnify Buyer with respect to any Conversion existing, in process or occurring after the Closing Date, regardless of when such Conversion was commenced, and provided further that Parent, Company and Owner's sole and limited obligation to indemnify Buyer shall be, subject to the additional limitations set forth below, for their pro rata share (meaning the share of such Liabilities attributable to the period beginning on the date of Conversion and ending on the Closing Date) of any employees converted prior to the Date of Closing and existing up through the Date of Closing only. Except for direct pro-rata Liabilities which may arise out of the Conversion prior to the Closing Date of any individual employee as described above, Owner, Company and Parent shall not be liable for and have no obligation to indemnify Buyer for the Conversion itself, the engagement of the third party to undertake such Conversion or any other direct, incidental or consequential damages arising out of such Conversion.

         Section 5.2. Indemnification by Buyer. Subject to SECTION 5.4 hereof, Buyer covenants and agrees to indemnify, defend, protect and hold harmless the Owner, the Parent the Company, and their respective officers, directors and shareholders from and after the date of this Agreement, from and against any and all Losses incurred by the Company, the Parent, the Owner and/or their officers, directors and shareholders as a result of or arising from any of the following ("Buyer Indemnifiable Claims"): (a) any breach or inaccuracy of any representation and warranty of Buyer set forth herein or in the Schedules or certificates delivered in connection herewith; (b) any breach or nonfulfillment of any covenant or agreement on the part of Buyer under this Agreement except as waived in SECTION 4.3(b) herein by the Owner, Parent and the Company; (c) all Assumed Liabilities; (d) Buyer's operation of the business of the Company and use of the Assets after Closing; (e) the breach of Buyer's obligation pursuant to SECTION 1.12 herein. Buyer's entire liability to Owner, Company and Parent, and their affiliates in connection with the transaction contemplated hereby shall be as set forth in this ARTICLE 5; or (f) all payment obligations of Buyer under the promissory notes issued pursuant to the terms of this Agreement.

         Section 5.3. Procedure for Indemnification.

                  (a) Notice. Buyer and the Company (herein referred to as the "Indemnified Party") shall give written notice to the other (herein referred to as the "Indemnifying Party") of any claim, suit, judgment or matter for which indemnity may be sought under SECTIONS 5.1 AND 5.2, promptly but in any event within 30 business days after the Indemnified Party receives notice of the claim. Notice hereunder shall be given in accordance with SECTION 9.3. The indemnification period provided for herein shall be tolled for a particular claim for the period beginning on the date the Indemnifying Party receives written notice of that claim until the final resolution of such claim.

                  (b) Defense of Claim. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel (reasonably satisfactory to the Indemnified Party) any such matter so long as the Indemnifying Party pursues the same diligently and in good faith and the settlement does not negatively affect or impair the rights of the Indemnified Party; provided, however, that under no circumstance shall the Indemnifying Party settle any claim without the written consent of the Indemnified Party. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in the defense thereof and in any settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party's possession or control. All Indemnified Parties shall use the same counsel, which shall be the counsel selected by Indemnifying Party, provided that if counsel to the Indemnified Party shall have a conflict of interest that prevents such counsel from representing a particular Indemnified Party, such Indemnified Party shall have the right to participate in such matter through counsel of its own choosing and the Indemnifying Party will reimburse the Indemnified Party for the actual reasonable expenses of its counsel. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability unless such expenses relate to those incurred as the result of hiring counsel due to a conflict of interest. If the Indemnifying Party desires to accept a final and complete settlement of any claim that does not negatively affect or impair the rights of the Indemnified Party and the Indemnified Party refuses to consent to such settlement, then the Indemnifying Party's liability under this SECTION 5.3 with respect to such claim shall be limited to the amount so offered by the Indemnifying Party in settlement and the Indemnified Party shall reimburse the Indemnifying Party for any additional costs of defense which it subsequently incurs with respect to such claim and all additional costs of settlement or judgment. If the Indemnifying Party does not undertake to defend such matter to which the Indemnified Party is entitled to indemnification hereunder, or fails to diligently pursue such defense, the Indemnified Party may undertake such defense through counsel of its choice, at the cost and expense of the Indemnifying Party, and the Indemnified Party may settle such matter, and the Indemnifying Party shall reimburse the Indemnified Party for the amount paid in such defense or settlement and any other liabilities or expenses incurred by the Indemnified Party in connection therewith, provided, however, that under no circumstances shall the Indemnified Party settle any claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

         Section 5.4. Limitation Upon Indemnity. Rights to indemnification under
SECTION 5.1 or 5.2 hereof are subject to the following limitations:

                  (a) No amount shall be payable by the Company, the Owner or Parent in indemnification under SECTIONS 5.1(a), (b) AND (f) hereof until and unless the aggregate of all

Losses incurred by Buyer with respect to one or more Company Indemnifiable Claims shall exceed Two Hundred Fifty Thousand ($250,000.00) Dollars (the "Threshold"), in which event the injured party shall be entitled to indemnification under SECTIONS 5.1(a) OR (b) hereof for all such Losses above the Threshold incurred by Buyer with respect to all such Company Indemnifiable Claims, subject to the additional limitations set forth in SECTION 5.4(b) hereof.

                  (b) Except as otherwise provided herein, the total liability of the Company, Owner and/or Parent under SECTIONS 5.1(a), (b) AND (f) hereof with respect to all Losses incurred by Buyer with respect to Company Indemnifiable Claims shall not exceed One Million ($1,000,000) Dollars and 00/100. The Company, the Owner and the Parent shall not be liable for Company Indemnifiable Claims covered by insurance actually received by Buyer; provided that: (i) the Company shall be liable for any deductible payable by Buyer in connection with such an insurance claim, and (ii) in no event shall this provision be construed as a waiver by Buyer's insurer of any subrogation claim against Company.

                  (c) With respect to claims under SECTION 5.2 hereof, the Company's and the Owner's and Parent's recourse and Buyer's total liability shall be limited to the Assets and all other assets of Buyer.

                  (d) Subject to SECTION 5.4(f) hereof, the obligations of the Company and Parent under SECTIONS 5.1 with respect to any Losses incurred by Buyer with respect to any Company Indemnifiable Claim relating to any matter referred to in SECTIONS 5.1 (a) AND (b) hereof shall survive until the expiration of the applicable statute of limitations under which the underlying claim is made. Subject to SECTION 5.4(f) hereof, the obligations of the Company, the Owner and Parent under SECTION 5.1(c) AND (d) hereof with respect to any Losses incurred by Buyer with respect to any Company Indemnifiable Claim relating to any matter referred to in SECTION 5.1(c) AND (d) hereof shall only survive for a period of three (3) years from the Closing.

                  (e) Subject to SECTION 5.4(f) hereof, the obligations of Buyer under SECTION 5.2 hereof with respect to any Losses incurred by the Company with respect to any Buyer Indemnifiable Claim relating to any matter referred to in
SECTION 5.2 hereof shall survive until the expiration of the applicable statute of limitations under which the underlying claim is made.

                  (f) The foregoing provisions of this SECTION 5.4 notwithstanding if, prior to the termination of any obligation to indemnify, written notice of Company Indemnifiable Claim or an Buyer Indemnifiable Claim, as the case may be, is given by the Indemnified Party to the Indemnifying Party, or a suit or action based upon Company Indemnifiable Claim or Buyer Indemnifiable Claim, as the case may be, is commenced against the Indemnifying Party, the Indemnified Party shall not be precluded from pursuing such claim, breach, occurrence, other matter, or suit or action, or from recovering from the Indemnifying Party (whether through the courts or otherwise) on the Company Indemnifiable Claim or Buyer Indemnifiable Claim, as the case may be, by reason of the termination otherwise provided for above in this SECTION 5.4.

                  (g) The limitations on indemnity set forth in this SECTION 5.4 shall not apply to claims for indemnification made pursuant to SECTIONS 5.1(e) or the payment obligations referenced in SECTION 5.2(f).

                  (h) Tax Matters.

                           (1) Tax Periods Ending On or Before the Closing Date. Owner shall prepare and file, or cause to be prepared and filed, all Tax returns for NLSI applicable to periods ending on or before the Closing Date. Owner shall pay when due as required income or equivalent taxes, and those taxes set forth in SECTION 1.3.

                           (2) Refunds. Any refunds or credits of federal, state, local or foreign income and franchise Taxes (including any interest thereon) received by or credited to Company attributable to periods ending on or prior to the Closing Date (collectively, "Parent's Refunds") shall be for the benefit of Parent, and Buyer shall use its reasonable best efforts at Company's expense, to obtain any Parent's Refunds.

                           (3) Cooperation on Tax Matters. Buyer, NLSI, Parent and Owner shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax returns pursuant to this SECTION 5.4 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer, Company and Owner (as applicable) agree (A) to retain all books and records with respect to Tax matters pertinent to the Assets, Company and the business of the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or Company, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Company or Buyer, as the case may be, shall allow the other party to take possession of such books and records.

                           (4) Buyer, Parent and Company further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Entity or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                           (5) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred by the Company in connection with this Agreement shall be paid by Buyer when due, and Buyer will, at its own expense, file all necessary Tax returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer will, and will cause its affiliates to, join in the execution of any such Tax returns and other documentation.

         (i) The limitations on indemnity set forth in this SECTION 5.4 shall not apply to Owner's or Company's failure to pay Accounts Payable and Accrued Liabilities which in the ordinary course of Company's business consistent with past practice would have been paid prior to Closing.


                                  ARTICLE VI.
                    NONDISCLOSURE OF CONFIDENTIAL INFORMATION

     Section 6.1. General. The Company, Owner, Parent and Buyer, on behalf of their Affiliates and employees, recognize and acknowledge that they had in the past, currently have, and in the future will have, access to certain confidential information of NLSI, such as lists of clients, operational policies, and pricing and cost policies that, prior to the transactions contemplated herein were valuable, special and unique assets of NLSI, but after the transaction contemplated herein will be valuable, special and unique assets of Buyer or its Affiliates. The Company, Owner, Parent and Buyer, on behalf of their Affiliates and employees agree that they will not disclose such confidential information to any person, firm, corporation, association or other entity for any purpose whatsoever, unless (a) such information becomes known to the public generally through no fault of the disclosing party, or (b) disclosure is required by any Law or the order of any governmental authority, provided, that prior to disclosing any information pursuant to this clause (b) the disclosing party shall, if possible, give prior written notice thereof to Company or the Buyer, as applicable and provide Company or the Buyer, as applicable, with the opportunity to contest such disclosure. In the event of a breach or threatened breach of the provisions of this SECTION 6.1, Buyer or Company, as applicable shall be entitled to an injunction restraining the disclosing party from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Buyer or Company, as applicable, from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

     Section 6.2. Equitable Relief. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused for which Buyer or Company, as applicable, would have no other adequate remedy, it is agreed that the foregoing covenants may be enforced against them by injunctions, restraining orders and other equitable actions.


     Section 6.3. Survival. The obligations of the parties under this ARTICLE 6 shall survive the termination of this Agreement. Upon termination of this Agreement, Buyer agrees to promptly return to NLSI all original and duplicate copies of written materials containing such confidential information should the transaction contemplated herein not occur.

                                  ARTICLE VII.
                            NONCOMPETITION COVENANTS

     Section 7.1. Prohibited Activities. The Owner, the Company, the Parent, and their Affiliates will not, directly or indirectly, in conjunction with any other person, company, partnership, corporation or business of whatever nature, for a period of five (5) years from the Closing Date:

         (a) engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial or advisory capacity (whether as an employee, independent contractor, consultant or advisor, or as a sales representative or otherwise), in the delivery business or businesses in which Buyer or any Affiliates, successors or assigns are then principally engaging involving delivery or distribution of any product or services; or

         (b) call upon any person or entity which is, at that time, or which has been, within two (2) years prior to that time, a client of Company, Buyer or any Affiliates, successors or assigns of Buyer for the purpose of soliciting or selling services in the delivery business or businesses in which Buyer or any Affiliate, successor or assign of Buyer are then engaging involving delivery or distribution of any product or services.

     Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Owner, Company the Parent, or its Affiliates from (a) acquiring, as a passive investor with no involvement in the operations of the business, not more than ten (10%) of the capital stock of a business whose stock is publicly traded on a national securities exchange or over-the-counter or (b) providing such dedicated logistics services directly or indirectly for the use and benefit of its manufacturing operations.

     Section 7.2. Equitable Relief. Because of the difficulty of measuring economic losses to Buyer, its Affiliates, its successors or assigns as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to Buyer or its successors or assigns for which they would have no other adequate remedy, the Owner, Company and Parent agree that the foregoing covenant may be enforced by Buyer or its successors or assigns by injunctions, restraining orders and other equitable actions.

     Section 7.3. Reformation and Severability. The covenants in this ARTICLE 7 are severable and separate, and the unenforceability of any specific covenant shall not affect the continuing validity and enforceability of any other covenant. In the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth in this ARTICLE 7 are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable and this Agreement shall thereby be reformed.

         Section 7.4. Material and Independent Covenant. The Owner, the Company and Parent acknowledge that their agreement with the covenants set forth in this
ARTICLE 7 are material conditions to Buyer's agreement to execute and deliver this Agreement and to consummate the transactions contemplated hereby. It is specifically agreed that the period during which the agreements and covenants of the Company, the Parent and Owner made in this ARTICLE 7 shall survive shall be computed by excluding from such computation any time during which such Owner, Company or Parent (as applicable) is in violation of any provision of this
ARTICLE 7.

                                 ARTICLE VIII.
                              ADDITIONAL COVENANTS

     Section 8.1. Delivery of Financial Statements Post-Closing. Buyer shall deliver to Owner no later than April 20, 2003 a profit and loss balance sheet and a cash flow statement, each for the period from March 1, 2003 through the Closing Date.

     Section 8.2. Collection of Excluded Accounts Receivable. After the Closing Date, Buyer shall use its Best Efforts to assist Company and Owner in the collection of the Excluded Accounts Receivable. Buyer shall provide access to Company and Owner during normal business hours to any records of Buyer that relate to the Excluded Accounts Receivable, and Company and Owner may, at their expense, make copies of such records. Buyer shall have no obligation to initiate or maintain any Proceeding to collect any of the Excluded Accounts Receivable or otherwise incur any out-of-pocket costs, but Buyer shall cooperate with Company and Owner regarding any Proceeding Company or Owner may initiate. Buyer shall promptly remit to Company and Owner the proceeds of any Excluded Accounts Receivable actually received by Buyer. Collections received by Buyer from an account debtor shall be applied to a specific invoice if indicated by the account debtor, after inquiry from Buyer if no such indication is initially provided, or otherwise to the oldest account receivable of such account debtor (other than any account receivable expressly disputed by such account debtor).

     Section 8.3. Confidentiality.

         (a) NLSI, Buyer, Parent, and the Owner agree that they will not use, or permit the use of, any of the information relating to another party furnished to it in connection with the transactions contemplated herein ("Information") in a manner or for a purpose detrimental to such party or otherwise than in connection with the transaction, and that it will not disclose, divulge, provide or make accessible (collectively, "Disclose"), or permit the Disclosure of any of the Information to any person or entity, other than its directors, officers, employees, investment advisors, accountants, counsel and other authorized representatives and agents, except (i) as may be required by judicial or administrative process or, in the opinion of its counsel, by other requirements of applicable Law, (ii) that after Closing Buyer shall own and be entitled to use any of such information that was owned by NLSI prior to the consummation of the transactions contemplated herein, and (iii); provided, however, that prior to any Disclosure of any Information permitted hereunder, the disclosing party will first obtain the recipients' consent before undertaking to comply with the provisions of this subsection with respect to such information. The term "Information" as used herein will not include any information relating to a party which the party disclosing such information can show: (A) to have been in its possession prior to its receipt from another party hereto; (B) to be now or to later become generally available to the public through no fault of the disclosing party; (C) to have been available to the public at the time of its receipt by the disclosing party; (D) to have been received separately by the disclosing party in an unrestricted manner from a person entitled to disclose such information; or (E) to have been developed independently by the disclosing party without regard to any information received in connection with this transaction.

         (b) Each party hereto also agrees to promptly return to the party from whom it originally received confidential information subject to this SECTION 8.3 all original and duplicate copies of written materials containing Information should the transactions contemplated herein not occur. The provisions of this subsection shall survive termination or cancellation of this Agreement.

     Section 8.4. Filings; Consents; Removal of Objections. Subject to the terms and conditions herein provided, the parties hereto will use their best efforts to take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable under applicable laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby, including without limitation obtaining all consents of any person or entity, whether private or governmental, required in connection with the consummation of the transactions contemplated herein. In furtherance, and not in limitation of the foregoing, it is the intent of the parties to consummate the transactions contemplated herein at the earliest practicable time, and they respectively agree to exert their best efforts to that end, including without limitation: (i) the removal or satisfaction, if possible, of any objections to the validity or legality of the transactions contemplated herein; and (ii) the satisfaction of the conditions to consummation of the transactions contemplated hereby.

     Section 8.5. Further Assurances; Cooperation; Notification.

         (a) Each party hereto will, before, at and after the Closing, execute and deliver such instruments and take such other actions as the other party or parties, as the case may be, may reasonably require in order to carry out the intent of this Agreement.

         (b) At all times from the date hereof until the Closing, each party will promptly notify the other of the occurrence of any event which it reasonably believes will or may result in a failure by such party to satisfy the conditions specified in SECTION 4.1 and SECTION 4.2 hereof.

         (c) If, in connection with Proceedings, Company or Owner shall require the assistance of Buyer's employees, Buyer shall provide such employees to Owner and Company as are reasonably required by Owner or Company. Company shall pay Buyer's out-of-pocket costs incurred in connection with such use of Buyer's employees and shall reimburse Buyer for the number of whole business days spent by each such employee in providing such services at the rate equal to the average daily gross pay (excluding the value of employee benefits) of such employee during each calendar month in which such services are performed.

         (d) If, in connection with Proceedings, Buyer shall require the assistance of Owner's employees, Owner shall provide such employees to Buyer as are reasonably required by Buyer. Except for any Legal Proceeding in which Company shall be required to indemnify Buyer in accordance with SECTION 5, Buyer shall pay Owner's out-of-pocket costs incurred in connection with such use of Owner's employees and shall reimburse Owner for the number of whole business days spent by each such employee in providing such services at the rate equal to the average daily gross pay (excluding the value of employee benefits) of such employee during each calendar month in which such services are performed. In the case of any Proceeding in which Owner shall be required to indemnify Buyer in accordance with SECTION 5, Owner shall be responsible for out-of-pocket costs incurred in connection with such use of Owner's employees. In connection with any Proceedings in which Buyer is identified, Buyer, its agents, officers, directors and shareholders shall use their best efforts to assist Owner in the prosecution, defense and settlement of such claims.

     Section 8.6. Supplements to Disclosure Schedules. Prior to the Closing, Company will supplement or amend the Schedules with respect to any event or development which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Schedules or which is necessary to correct any information in the Schedules or in any representation and warranty which has been rendered inaccurate by reason of such event or development. For purposes of determining the accuracy as of the date hereof of the representations and warranties contained in SECTION 2 hereof in order to determine the fulfillment of the conditions set forth in SECTION 4.2(F), the Schedules will be deemed to exclude any information contained in any supplement or amendment hereto delivered after the delivery of the Schedules, provided that if the Closing occurs the Schedules, as so amended, will be deemed the Schedules hereunder for all purposes.

     Section 8.7. Employee Matters.

         (a) Information on Active Employees. For the purpose of this Agreement, the term "Active Employees" shall mean all employees employed on the Closing Date by NLSI.

         (b) Employment of Active Employees by Buyer. Effective as of the day following the Closing Date, Buyer and/or its Affiliates shall extend an offer of employment to hire all Active Employees excluding Robert Hammerlein who shall be terminated by the Company. On or before April 15, 2003 Buyer shall pay to the Company $10,900 to reimburse it for accrued vacation paid to Hammerlein by the Company.

         (c) It is understood and agreed that, except as set forth in SECTION 1.6(b)(7) hereof, (A) Buyer's expressed intention to extend offers of employment as set forth in this SECTION shall not constitute any commitment, Contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment, and (B) employment offered by Buyer is "at will" and may be terminated by Buyer or by an employee at any time for any reason (subject to the terms any written commitments to the contrary made by Buyer or an employee and all requirements under Laws). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Active Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees, except as provided in this Agreement.

         (d) 401(k) Retirement Plan. As of the Closing Date, the Active Employees shall cease to be active participants in the Noble International, Ltd. Employees' 401(k) Retirement Plan (the "Parent Retirement Plan"), and Parent shall take, or cause to be taken, all such action as may be necessary to effect such cessation of participation. As of the Closing Date, the Active Employees shall be treated as having incurred a severance of employment for all purposes of the Parent Retirement Plan and all costs and expenses associated with such severance and termination of the plans shall be the sole responsibility of the Parent and Company.

         (e) Health Plan. Company and Parent shall be responsible for all costs and expenses associated with the provision of health care coverage for periods prior to the Closing Date. Company and Buyer shall enter into the Transition Services Agreement providing for the temporary maintenance of health care coverage for Active and Former Employees of Company following the Closing Date, for which Buyer will be financially responsible in accordance with the Transition Services Agreement. Subject only to such Transition Services Agreement, Buyer shall be responsible for providing a health plan covering employees of Buyer.

         (f) All employee benefits will be terminated as of the Closing and the costs related to such terminations shall be the responsibility of Owner and Parent.

     Section 8.8. Post-Closing Access to Information. For a period of two (2) years after the Closing Date, each Party shall provide, and shall cause its appropriate personnel to provide, when reasonably requested for a reason related to any obligation under this Agreement to do so by the other Party, access to all tax, financial and accounting records of or relating to Company and the right to make copies or extracts therefrom at its expense. No Party shall intentionally dispose of, alter or destroy any such books, records and other data without giving thirty (30) days' prior written notice to the other Party and permitting the other Party, at its expense, to examine, duplicate or repossess such records, files, documents and correspondence. Notwithstanding the provisions of this SECTION, while the existence of an adversarial proceeding between the parties will not abrogate or suspend the provisions of this Section as to such records or other information directly pertinent to such dispute, the parties may not utilize this Section but rather, absent agreement, must utilize the rules of discovery.

     Section 8.9. Corporate Name. Buyer acknowledges that Parent and/or its Affiliates have the absolute and exclusive proprietary right to all names, tradenames, trade marks, service names and service marks incorporating the word "Noble Logistic Services" or "Noble Logistics" and any corporate symbols or logos related thereto. Owner and Parent hereby grant to Buyer, a perpetual, royalty-free license to use the words "Noble Logistics" and "Noble Logistic Services", and the Noble Intellectual Property, provided, however, that Buyer will not use any other derivation of the name "Noble" or the Parent's symbols or logo, being the shield and/or lion character. In furtherance of this Section 8.9, Parent, Company and or Owner, as applicable, shall cooperate with Buyer after the Closing Date to permit Buyer to use the names licensed hereunder in all relevant jurisdictions (which cooperation shall include but not be limited to changing the name of NLSI where required by the relevant jurisdiction and filing appropriate documents in such jurisdictions showing its change of name).

Section 8.10. Insurance. Subject to and without any waiver or transfer of the Company's rights under any insurance policies, Buyer shall have the right to make claims under insurance policies issued by third parties that may have provided coverage to Company prior to the Closing Date, for events which arose prior to the Closing Date only.

     Section 8.11. Comerica Liens. Notwithstanding anything contained in this Agreement or the Schedules attached hereto, Company will cause all Comerica liens to be promptly released.

                                   ARTICLE IX.
                                  MISCELLANEOUS

     Section 9.1. Successors and Assigns. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors and assignees of Buyer, and the successors and assigns of the Owner, Parent and Company. Notwithstanding the above, Buyer may assign this Agreement to an affiliated entity and all of the rights and obligations of Buyer shall be assigned therewith as if such affiliated entity had executed this Agreement instead of Buyer, provided that prior to such assignment, Buyer obtains the written consent of Company which consent will not be unreasonably withheld.

     Section 9.2. Entire Agreement. This Agreement (including the Schedules and exhibits attached hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding among the Owner, Parent, Company and Buyer and supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement may be modified or amended only by a written instrument executed by all of the undersigned.

     Section 9.3. Notices. All notices and communications required or permitted hereunder shall be in writing and may be given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, by national courier, or by delivering the same in person to an officer or agent of such party, as follows:

                (a)  If to Owner or Company, addressed to it at:
                            28213 Van Dyke Avenue
                            Warren, MI  48093
                            Attn: Michael C. Azar, Esq.

                     With a copy to:

                            Foley & Lardner
                            150 West Jefferson, Suite 1000
                            Detroit, Michigan  48226
                            Attn: Patrick Daugherty, Esq.

                (b)  If to Buyer, addressed to it at:
                            Mr. Steven Savant
                            11355 Clay Road, Suite 100
                            Houston, TX  77041

                     With a copy to:

                            Crady, Jewett & McCulley, LLP
                            2727 Allen Parkway, Suite 1700
                            Houston, Texas 77019
                            Attn: David B. Rae, Esq.

or to such other address as any party hereto shall specify pursuant to this
SECTION 9.3 from time to time. Any notice, demand or communication required, permitted or desired to be given hereunder shall be deemed effectively given when personally delivered, sent for next business day by national courier, delivered by confirmed facsimile, or mailed by prepaid certified mail, return receipt requested.

     Section 9.4. Governing Law; Consent to Jurisdiction. The laws of the State of Texas shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto. Each party hereto irrevocably and unconditionally hereby (i) agrees that any action, claim, suit or other legal proceeding arising out of or relating to this Agreement shall be brought in any court of general jurisdiction sitting in Harris County, Texas; (ii) consents to the jurisdiction of any such court in any such action, claim, suit or proceeding; (iii) agrees that venue for any such action, claim, suit or proceeding shall lie exclusively in Harris County, Texas only; and (iv) waives any objection which such party may have to (x) submitting to the jurisdiction of any such court or (y) the laying of venue of any such action, claim, suit or proceeding in any such court.

     Section 9.5. Exercise of Rights and Remedies. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

     Section 9.6. Expenses. Each party shall bear their own costs and expenses relating to this Agreement and the transactions contemplated herein including, without limitation, fees and expenses of attorneys, accountants, investment bankers, brokers, printers, copiers, consultants or other representatives.

     Section 9.7. Closing of the Books. The parties agree to use the interim closing of the books method of accounting for Company for tax purposes.

     Section 9.8. Time. Time is of the essence with respect to this Agreement.

     Section 9.9. Construction. This Agreement shall not be construed either more favorably for or more strongly against any party hereto.

     Section 9.10. Reformation and Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

     Section 9.11. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

     Section 9.12. Public Announcements. Each of the parties hereto agrees that it will not, without the prior written consent of the other party, make any public announcement of this Agreement or any of the terms and conditions set forth herein prior to Closing, except for such disclosure to the public or to governmental agencies as its counsel shall deem necessary or appropriate to comply with applicable Laws.

     Section 9.13. Definitions. For purposes of this Agreement, the term:

     "Accounts Payable" shall mean amounts owing by NLSI in the ordinary course to vendors and suppliers in respect of goods shipped or products sold or services rendered to NLSI.

     "Accounts Receivable" shall mean the accounts receivable of the Company's customers, but specifically excluding any accrued, but un-invoiced amounts.

     "Accrued Liabilities" shall mean Liabilities of the Company (other than Accounts Payable) in respect of payroll, Taxes, insurance, utilities, rent, vacation and other business expenses or the provision of goods or services incurred by the Company in the ordinary course of business of the Company that are reflected as current liabilities on the Balance Sheet of Company, but shall specifically exclude all (i) intercompany liabilities, (ii) debt owed to third party lenders, (iii) Taxes for which Company is responsible for under this Agreement, (iv) severance amounts owing to employees of the Company (subject to ARTICLE 8 hereof), (v) Actual Payroll and (vi) $89,000 which the Company may owe the Internal Revenue Service due to a refund of payroll taxes previously paid to the Company.

     "Active Employee" shall mean any employee of Company who is actively employed as of the Closing Date by Company or not so actively employed due to vacation, illness, short-term disability, military leave, layoff with recall rights or authorized leave of absence.

     "Affiliate" shall have the meaning ascribed to such term in Rule 12b-2 of the Exchange Act.



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
     "Agreement" shall mean this Asset Purchase Agreement.

     "Best Efforts" shall mean the efforts that a prudent person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible; provided, however, that a person required to use Best Efforts under this Agreement will not be thereby required to take actions that would result in a material adverse change in the benefits to such person of this Agreement or to dispose of or make any change to its business, expend any material funds or incur any other material burden.

     "Breach" shall mean any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

     "Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

     "Company Benefit Plans" shall have the meaning set forth in SECTION 2.1(n).

     "Company Contract" shall have the meaning set forth in SECTION 1.1(d).

     "Contract" shall mean any written indenture, mortgage, deed of trust, lease, licensing agreement, contract, instrument or other agreement.

     "Environmental Laws" shall mean all Laws regarding protection of the environment, including, without limitation, those protecting the quality of the ambient air, soil, surface water or groundwater, in effect as of or, to the extent applicable, at any time prior to the date of this Agreement.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "Excluded Accounts Receivable" shall have the meaning set forth in SECTION 1.2(b).

     "Facilities" shall mean any real property, leaseholds or other interests and any buildings, plants or structures currently owned or operated by Company.

     "Former Employee" is an individual, other than an Active Employee and an individual who would be such an Active Employee if Parent were substituted for Company in applying the definitions relevant to such term, who was an employee of Company at the time he or she last terminated employment with Parent or any of its Affiliates (including Company).

     "GAAP" shall mean generally accepted accounting principles in the United States.

     "Government Entities" shall mean any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign or other.

     "Hazardous Substance" shall mean all pollutants, contaminants, chemicals, compounds or industrial, toxic, hazardous or petroleum or petroleum-based substances or wastes, waste waters or byproducts, including, without limitation, asbestos, polychlorinated biphenyls or urea formaldehyde, and any other substances subject to regulation under any Environmental Law.

     "Inventories" shall mean all inventories of Company, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by the Company in the production of finished goods.

     "Laws" shall mean any federal, state, local, foreign or other statute, law, ordinance, rule or regulation.

     "Liability" or "Liabilities" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due and regardless of when asserted).

     "Lien" shall mean any mortgage, lien, pledge, charge, security interest or encumbrance of any kind.

     "Material Adverse Effect" shall mean a material adverse effect on the results of operations or financial condition of Company taken as a whole.

     "Material Contract" shall have the meaning set forth in SECTION 2.1(m).

     "Noble Intellectual Property" shall mean all brand names, patents, trademarks, copyrights, licenses and sublicenses, technical information, computer software and related documentation, know-how, trade secrets, drawings, blueprints, designs, design protocols, specifications for materials, quality assurance and control procedures, design tools and simulation capability, manuals, data concerning historic or current research and development and other intellectual property rights that, in each case, are both (a) owned by Parent or Owner or an Affiliate of Parent or Owner (other than Company) and (b) used exclusively in the dedicated delivery business by Company.

     "Orders" shall mean any order, writ, injunction, judgment, plan or decree of any kind.

     "Party(ies)" shall mean Owner, Company and/or Buyer, as the case may be.

     "Proceeding" shall mean any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before any Governmental Entity or arbitrator.

     "Tangible Personal Property" shall mean all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property of every kind owned or leased by Company that is (a) located at any of the Facilities and used in connection with or otherwise relating to the business of the Company, and (b) used solely in connection with the business of the Company, together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

     "Taxes" shall mean any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added.

     "WARN Act" shall mean the Worker Adjustment and Retraining Notification Act or any similar state or local Law, including without limitation those set forth in Cal. Lab. Code ss.1400 et seq. (Deering 2003).

Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number, and vice versa. Where the term "as of the date hereof" is used, it shall also include the "Closing Date".





                         [Signatures on following page]




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
IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the day and year first above written.

SRS CALIFORNIA OPERATIONS, LLC               NOBLE LOGISTIC SERVICES, INC.
A DELAWARE LIMITED LIABILITY COMPANY         A CALIFORNIA CORPORATION


By:______________________________            By:______________________________
Name: Stephen Ray Savant                     Name: Michael C. Azar
Its:  Manager                                Its: Vice President


NOBLE LOGISTIC SERVICES, INC.                NOBLE INTERNATIONAL, LTD.
A MICHIGAN CORPORATION                       A DELAWARE CORPORATION


By: _____________________________            By:______________________________
Name:  Michael C. Azar                       Name: Michael C. Azar
Its:  Vice President                         Its: _____________________







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